Exhibit 3.22

ARTICLES OF INCORPORATION

OF

LABARGE ACQUISITION COMPANY, INC.

HONORABLE ROBIN CARNAHAN

SECRETARY OF STATE

STATE OF MISSOURI

P.O. BOX 778

JEFFERSON CITY, MISSOURI 65102

The undersigned, being a natural person of the age of eighteen (18) years or more, and for the purpose of forming a corporation under the General and Business Corporation Law of Missouri, does hereby adopt the following Articles of Incorporation:

ARTICLE ONE

The name of the Corporation is LaBarge Acquisition Company, Inc.

ARTICLE TWO

The address of the Corporation’s initial registered office in the State of Missouri is 120 South Central, Clayton, Missouri 63105 and the name of its initial registered agent at such address is CT Corporation System.

ARTICLE THREE

The aggregate number, class and par value, if any, of shares which the Corporation shall have authority to issue shall be Thirty Thousand (30,000) shares of Common Stock, $1.00 par value.

The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect of the shares of each class are as set forth below.

None

ARTICLE FOUR

No holder of any stock (of any class) or other securities of this Corporation shall have any preemptive or preferential right by reason of his being a stockholder or security holder to have first offered to him, or to subscribe for, purchase or receive any part of the presently authorized stock of this Corporation, or any part of any stock of this Corporation which may hereafter be authorized, issued or sold, or any part of any debentures, bonds or other securities of this Corporation convertible into, exchangeable for, or representing, stock or securities which may at any time be authorized, issued or sold by this Corporation.

ARTICLE FIVE

The name and physical business or residence address of the incorporator is Robert B. Kinz, One Metropolitan Square, Suite 2600, St. Louis, Missouri 63102.

ARTICLE SIX

The duration of the Corporation shall be perpetual.

ARTICLE SEVEN

The Corporation is formed for the following purpose: to engage in any lawful act or activity for which corporations may be organized under the General and Business Corporation Law of Missouri.

ARTICLE EIGHT

The By-Laws of the Corporation may, from time to time, be made, amended or repealed by action of the shareholders of the Corporation, or by a vote of a majority of the Directors then in office; provided, that any such action by the Board of Directors may be rescinded or repealed, or may be prohibited as to any By-Law or portion thereof, by the shareholders.

IN AFFIRMATION THEREOF, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

/s/ Robert B. Kinz
Robert B. Kinz, Incorporator

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